CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated October 8, 1996, included in Price/Costco, Inc.'s Form 10-K for the 52-week period ended September 1, 1996, and to all references to our firm included in this Registration Statement.

     We are aware that Price/Costco, Inc. has incorporated by reference in this Registration Statement its Form 10-Q for the 12-week period ended November 24, 1996, which includes our report dated December 16, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


/s/ Arthur Anderson LLP
ARTHUR ANDERSON LLP


Seattle, Washington
February 3, 1997